Exhibit 99.4

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (as amended, modified or extended in accordance with the terms hereof, this “Forbearance Agreement”), dated and effective as of [August 11], 2004 (the “Effective Date”), is entered into by and among TCW SHARED OPPORTUNITY III, L.P. (“Lender”), American Restaurant Group, Inc., a Delaware corporation (“ARG”), ARG Enterprises, Inc., a California corporation (“Enterprises”), ARG Property Management Corporation, a California corporation (“Property Management”; and collectively with ARG and Enterprises, the “Borrowers”), and ARG Terra, Inc., a Delaware corporation (“Terra”; and collectively with the Borrowers, the “Credit Parties”).

RECITALS

WHEREAS, Credit Parties and BNY Western Trust Company, a California state banking corporation formerly known as U.S. Trust Company, National Association, as successor to U.S. Trust Company of California, N.A. (“BNY”), as trustee (the “Trustee”), are parties to that certain Indenture dated as of February 25, 1998 (as amended and supplemented to date, the “Indenture”), providing for the issuance of an aggregate principal amount of up to $166,000,000 of the Indenture Notes;

WHEREAS, the Credit Parties are borrowers and Wells Fargo Foothill, Inc. (formerly known as Foothill Capital Corporation, “Foothill”) is both agent and a lender under that certain loan agreement dated December 17, 2001 (as amended, restated, supplemented, or otherwise modified from time to time, the “Foothill Credit Agreement”);

WHEREAS, Credit Parties and Lender are parties to that certain loan agreement dated October 31, 2003 (as amended, restated, supplemented, or otherwise modified from time to time, the “Eligible Credit Facility”);

WHEREAS, Credit Parties, Lender, Foothill, and the Trustee are parties to the Second Amended and Restated Intercreditor and Collateral Agency Agreement dated December 17, 2001 (the “Intercreditor Agreement”), in which BNY is separately designated Collateral Agent (as that term is defined therein, the “Collateral Agent”);

WHEREAS, the obligations of Credit Parties under the Indenture, the Indenture Notes, the Foothill Credit Agreement and the Eligible Credit Facility are secured by liens and security interests in favor of the Collateral Agent on certain assets of Credit Parties (the “Collateral”);

WHEREAS, the parties to the Intercreditor Agreement intend that obligations of Credit Parties under the Foothill Credit Agreement and the Eligible Credit Facility be paid in full in cash before any obligations under the Indenture or the Indenture Notes be paid from the Collateral;

WHEREAS, Credit Parties are not in compliance with certain provisions of the Eligible Credit Facility, resulting in the occurrence of the following Defaults and Events of Default under:  (a) Section 8.9 and Section 8.16 in respect of an interest payment on the Indenture Notes due on May 1, 2004, (b) Section 6.2 for Borrowers’ failure to deliver to Lender certified consolidated financial statements, without any qualifications, of ARG and its Subsidiaries for Credit Parties’ fiscal year ending December 29, 2003, and (c) Section 8.10 because of the occurrence and continuation of the “Specified Defaults” as defined in that certain Forbearance Agreement dated as of August 5, 2004, between Foothill and the Credit Parties (collectively, the “Specified Defaults”); and

WHEREAS, Credit Parties have requested that Lender forbear in the exercise of any remedies with respect to the Specified Defaults, and Lender is willing to grant such forbearance with respect to the Specified Defaults on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree and covenant as follows:

Section 1. Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Eligible Credit Facility.

Section 2.  Forbearance.  Lender hereby agrees, on the terms and subject to the conditions hereof, to forbear solely during the period from and after the Effective Date until (but excluding) the Forbearance Termination Date (as defined below) (the “Forbearance Period”) in the exercise of rights and remedies available under the Loan Documents with respect to the Specified Defaults; provided however, that Credit Parties shall comply at all times during the Forbearance Period with all of the provisions, limitations, restrictions and prohibitions set forth in, or that would otherwise be effective or applicable to Credit Parties under, the Loan Documents.  Notwithstanding the forbearance set forth in the immediately preceding sentence, it is understood and agreed by Credit Parties that Lender has not waived any existing or anticipated Default or Event of Default (including, without limitation, the Specified Defaults), and reserves all of its rights or remedies in respect thereof, under the Loan Documents and applicable law.  During the Forbearance Period (and thereafter), Lender shall be permitted to exercise any and all of its rights and remedies under the Loan Documents to the extent permitted under the Loan Documents, except as may be limited or provided otherwise during the Forbearance Period pursuant to the first sentence of this Section 2.

Section 3. Termination. The Forbearance Period shall immediately terminate and be of no further force or effect whatsoever at 10:00 a.m. Pacific Time on the date of the earliest to occur (the “Forbearance Termination Date”) of the following events (each, a “Forbearance Termination Event”):

(a)           September 3, 2004;

(b)           commencement of any liquidation, bankruptcy, receivership, assignment for the benefit of creditors, or similar case or proceeding by or against any of Credit Parties or Subsidiary Guaranty in a court of competent jurisdiction;

(c)           the date on which the Collateral Agent commences, or delivers any notice to Credit Parties evidencing its intention to commence, enforcement of its security interests in any of the Collateral by taking action to collect, take possession of, or dispose of such Collateral for the benefit of, on behalf of, or at the direction of Foothill; and

(d)           the date on which Lender or the Collateral Agent, as the case may be, delivers a notice to Credit Parties declaring any default or event of default, other than the Specified Defaults, under or in respect of the Eligible Credit Facility.

Upon the occurrence of any Forbearance Termination Event, the agreement of Lender to forbear with respect to the exercise of any remedy provided for under or in respect of the Loan Documents shall immediately terminate without the requirement of any demand, presentment, protest or notice of any kind, all of which Credit Parties expressly waive.  Credit Parties hereby agree that Lender may at any time after the occurrence of any Forbearance Termination Event proceed to exercise any and all rights and remedies that Lender now has or may in the future have under the Loan Documents and applicable law in connection with any or all of the Defaults and Events of Default (including, without limitation, the Specified Defaults) that have occurred and are continuing.

Section 4.  [Intentionally Omitted.]

Section 5.  Information.  The Credit Parties agree to deliver promptly to the Lender financial information and other information regarding the Credit Parties reasonably requested by the Lender (including, without limitation, any portion of (i) the August 2004 valuation report of the Credit Parties prepared by Houlihan Lokey Howard & Zukin and (ii) the lien search of the Credit Parties conducted in August 2004 to the extent, and only to the extent, disclosed to the Noteholders).

Section 6.  [Intentionally Omitted.]

Section 7.  Continuing Effect.  Except as expressly provided herein or as hereafter may be modified, the Eligible Credit Facility and the other Loan Documents shall continue unchanged and in full force and effect, and all rights, powers, and remedies of Lender and Credit Parties thereunder are hereby expressly reserved.  Except to the extent expressly set forth herein, each Credit Party remains obligated by the representations, warranties, covenants, and other provisions set forth in the Eligible Credit Faciity and the other Loan Documents to which it is a party.

Section 8.  Acknowledgments and Agreements.  Each Credit Party hereby unconditionally acknowledges, affirms, and agrees that:

(a)           as of the close of business on August [11], 2004, the outstanding amount of Loans under the Loan Documents is $[         ];

(b)           Credit Parties are obligated to repay the Loans referred to in clause (a) of this Section 8 without defense, offset, deduction or credit of any kind or nature whatsoever;

(c)           no Credit Party has any Claims (as defined in Section 9) against Lender in its capacity as “Lender” or as “ECF Party” under the Eligible Credit Facility and the other Loan Documents in respect of any matter relating to or arising under this Forbearance Agreement or any of the Loan Documents;

(d)           nothing in this Forbearance Agreement shall create a contractual restriction on Lender that would restrict Lender from assigning or participating all or any portion of the Obligations under the terms and conditions of the Eligible Credit Facility;

(e)           except as specifically set forth in this Forbearance Agreement, Lender has not waived, forborne, modified, or otherwise agreed not to exercise any rights or remedies available to it under the Loan Documents or this Forbearance Agreement;

(f)            on and as of the Effective Date, the Specified Defaults have occurred and are continuing and, as a result thereof, Lender is entitled to declare all outstanding obligations of Credit Parties under or in respect of the Loan Documents to be due and payable and are entitled to exercise all of the rights and remedies available under the Loan Documents and applicable law, subject to the terms of this Forbearance Agreement, and none of the Specified Defaults have been cured by Credit Parties or waived by Lender;

(g)           the Eligible Credit Facility and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed;

(h)           [Intentionally Omitted];

(i)            it shall not contest or challenge, or cause or encourage, directly or indirectly, any person, at any time, to contest or challenge, the validity, priority, enforceability, or perfection of any lien or security interest granted in connection with the Loan Documents;

(j)            it has thoroughly read and reviewed, clearly understands, and fully and unconditionally consents to the terms and provisions of this Forbearance Agreement, that it has had the full benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to the negotiation, drafting, execution, and effectiveness of this Forbearance Agreement, and that it has relied on no other representations, either written or oral, express or implied, made to it by any other party hereto;

(k)           the forbearance set forth herein is strictly limited to the Specified Defaults and such forbearance shall not apply to any other past, present or future violation or violations (whether known or unknown) of any provision of the Eligible Credit Facility or any of the other Loan Documents; and

(l)            the failure of Lender to exercise any right, privilege, or remedy as a result of any other past, present or future violation or violations (whether known or unknown) of any provision of the Eligible Credit Facility or any of the other Loan Documents shall not, directly or indirectly, in any way whatsoever (i) impair, prejudice, or otherwise adversely affect Lender’s right at any time to exercise any right, privilege or remedy in connection with the Eligible Credit Facility or any of the other Loan Documents or any other contract, agreement, or instrument, (ii) amend or alter any provision of the Eligible Credit Facility or any of the other

Loan Documents or any other agreement, contract, or instrument, or (iii) constitute any course of dealing or other basis for altering any of the obligations of Credit Parties under or in respect of the Loan Documents or any rights, privileges, or remedies of Lender under the Eligible Credit Facility and the other Loan Documents or such other agreement, contract, or instrument.

Section 9.  Release.

(a)           Each Credit Party, their respective successors-in-title, legal representatives, and assignees and, to the extent the same is claimed by right of, through, or under any Credit Party, for their past, present, and future employees, agents, representatives, officers, directors, shareholders, and trustees, do hereby forever remise, release, and discharge Lender, and Lender’s respective successors-in-title, affiliates, subsidiaries, legal representatives, and assignees, past, present, and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, defenses, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery, or relief (including subordination of claims) (“Claims”) on account of any loss, liability, obligation, demand, or cause of action of whatever nature relating to, arising out of, or in connection with the Eligible Credit Facility or any other Loan Document, including, but not limited to, acts, omissions to act, actions, negotiations, discussions, and events resulting in the finalization and execution of this Forbearance Agreement, as, among, and between the Credit Parties and the Lender Parties, such claims whether now accrued and whether now known or hereafter discovered, from the beginning of time through the date hereof, and specifically including, without any limitation, any claims of liability asserted or that could have been asserted with respect to, arising out of, or in any manner whatsoever connected directly or indirectly with any “lender liability-type” claim.  For the avoidance of doubt, the release provided by this Section 9 is only applicable to the Lender Parties in their capacity as a “Lender” under the Eligible Credit Facility and the other Loan Documents and is not applicable to the Lender Parties in any other capacity.

(b)           As to each and every claim released hereunder, Credit Parties represent that they have received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each of them specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Section 10.  GOVERNING LAW.  THE VALIDITY OF THIS FORBEARANCE AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL

MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

Section 11.  No Commitment or Waiver.  Neither this Forbearance Agreement nor any action or inaction on the part of Lender shall be construed to constitute or represent (a) a commitment by Lender, either in its capacities under the Loan Documents or in any other capacity, to restructure any indebtedness of Credit Parties or (b) an intention by Lender, either in its capacities under the Loan Documents or in any other capacity, except as expressly provided in this Forbearance Agreement, to waive, modify, or forbear from exercising any of its rights, powers, privileges, or remedies under the Loan Documents or under any other document or agreement, at law, in equity, or otherwise.  Each Credit Party acknowledges, agrees, and confirms, except as expressly provided in this Forbearance Agreement, that no such commitment, waiver, modification, or forbearance has been offered, granted, extended, or agreed to by Lender, either in its capacities under the Loan Documents or in any other capacity.  Nothing set forth in this Forbearance Agreement shall be construed so as to require Lender, either in its capacities under the Loan Documents or in any other capacity, to agree to the terms of any modification proposed by Credit Parties to the Loan Documents or any other document or agreement to which Lender is a party.

Section 12. Representations and Warranties.  In addition to any other representations and warranties made or deemed made hereunder, each Credit Party hereto represents and warrants that:

(a)           it has the full authority and legal right and power to execute and deliver this Forbearance Agreement, and to perform the terms hereof and the transactions contemplated hereby;

(b)           it has taken all necessary corporate or other action required to be taken in connection with the execution, delivery, and performance of this Forbearance Agreement and the consummation of the transactions contemplated hereby;

(c)           this Forbearance Agreement (i) has been duly executed and delivered by it, and (ii) constitutes a legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing;

(d)           the execution, delivery, and performance of this Forbearance Agreement does not and shall not (i) violate or result in a breach of any provision of law, rule or regulation applicable to it, or any judgment, order, writ, or decree of any court, arbitrator, or other governmental authority, (ii) violate any of its organizational documents, or (iii) violate, conflict with, or result in a breach of, or constitute (with due notice, lapse of time, or both) a default under any agreement, instrument, or other document to which it or any of its subsidiaries is a party or by which any of its property or assets are bound;

(e)           except for any representation or warranty that no Default or Event of Default has occurred and is continuing, the representations and warranties contained in this Forbearance Agreement and each of the Loan Documents are true and correct in all material respects on and as of the Effective Date, before and after giving effect to this Forbearance Agreement, as though made on and as of such date; and

(f)            no Default or Event of Default has occurred and is continuing or will occur after giving effect to this Forbearance Agreement (other than the Specified Defaults).

Section 13.  Benefit of Agreement.  This Forbearance Agreement is solely for the benefit of the signatories hereto and, to the extent it is not Lender, a Person (including without limitation any other creditor of or claimant against any Credit Party, or any shareholder of any thereof) shall not have any rights under, or because of the existence of, this Forbearance Agreement.

Section 14.  Entire Agreement.  This Forbearance Agreement constitutes the entire and final agreement among the parties hereto with respect to the subject matter hereof and there are no other agreements, understandings, undertakings, representations, or warranties among the parties hereto with respect to the subject matter hereof except as set forth herein.

Section 15.  Amendments; Extensions.  The terms of this Forbearance Agreement may be modified, amended, or waived only in writing, executed by Lender and Credit Parties.  Lender is not and shall not be under any obligation, express or implied, to consent to any modification or amendment hereof, or to any extension of the Forbearance Period.

Section 16.  Remedies.

(a)           No failure on the part of Lender to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power, or remedy hereunder or under the Loan Documents shall operate as a waiver thereof.  Any single or partial exercise by Lender of any right, power, or remedy hereunder or under the Loan Documents shall not preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

(b)           Each party to this Forbearance Agreement is hereby authorized, to demand specific performance of any other party hereto at any time any such other party has failed to comply with the terms of this Forbearance Agreement.  Each party hereto waives any defense based on the adequacy of a remedy at law which may be asserted as a bar to such remedy of specific performance.

Section 17.  Headings, Etc.  “Section” or other headings contained in this Forbearance Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Forbearance Agreement.

Section 18.  Notices.  All notices and consents hereunder shall be provided in accordance with the terms and conditions for providing notice and consents under the Eligible Credit Facility.

Section 19.  Further Assurances.  Credit Parties shall, at their sole expense, execute at any time from time to time all additional documents and do all acts not specifically referred to herein that (a) are reasonably necessary to effect fully the intent of this Forbearance Agreement, or (b) Lender may reasonably deem advisable and may request to protect any right or interest, or enforce any rights or remedies, under the Eligible Credit Facility and the other Loan Documents.

Section 20.  Successors and Assigns.  This Forbearance Agreement, including, without limitation, the representations, warranties, covenants, and obligations contained herein (i) shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and (ii) shall be binding upon, and enforceable against, the respective successors and assigns of the parties hereto.

Section 21.  Severability.  Any provision of this Forbearance Agreement that is determined to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Forbearance Agreement or affecting the validity or enforceability of any provisions of this Forbearance Agreement in any other jurisdiction.

Section 22.  Counterparts.  This Forbearance Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Forbearance Agreement by signing any such counterpart.  Delivery of an executed counterpart hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 23.  Survival.  Sections 7, 8, 9, 10, 12, 13, 16, 19 (to the extent such section relates to Section 8 and Section 9 hereof) and 23 shall survive any termination or expiration of this Forbearance Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Forbearance Agreement to be duly executed as of the day and year first above written.

AMERICAN RESTAURANT GROUP, INC.,
a Delaware corporation

By:
Patrick J. Kelvie
Vice President

ARG ENTERPRISES, INC.,
a California corporation

By:
Patrick J. Kelvie
Vice President

ARG PROPERTY MANAGEMENT CORPORATION,
a California corporation

By:
Patrick J. Kelvie
Vice President

ARG TERRA, INC.,
a Delaware corporation

By:
Patrick J. Kelvie
Vice President

TCW SHARED OPPORTUNITY FUND III, L.P.

By: TCW Asset Management Company, its Investment Advisor

By:
Name:
Title:

By:
Name:
Title: